Exhibit 99.1

KIRKLAND’S ANNOUNCES HOLIDAY 2021 COMPARABLE SALES RESULTS AND NEW SHARE REPURCHASE AUTHORIZATION

– Reiterates Fourth Quarter and Fiscal Year 2021 Outlook as Holiday Sales Comp is In-Line with Expectations –

– Board of Directors Authorize a New $30 Million Share Repurchase Plan as the Company Remains Confident in its Long-Term Outlook –

NASHVILLE, Tenn. (January 6, 2022) — Kirkland’s, Inc. (Nasdaq: KIRK) (“Kirkland’s” or the “Company”), a specialty retailer of home décor and furnishings, announced its comparable sales results for holiday 2021, along with a new $30 million share repurchase authorization.

“After closing out the month of December, our comparable sales are in-line with the revised expectations we discussed on our last quarterly earnings report,” said Steve “Woody” Woodward, president and CEO of Kirkland’s. “As we move into 2022, we look forward to making progress with our strategic initiatives, including rebranding to Kirkland’s Home, strengthening our digital capabilities, rolling out new furniture and outdoor products, and prioritizing in-store floor layouts to support our changing product mix. We remain confident in our ability to achieve the long-term financial targets we’ve laid out and, ultimately, become a high-performance specialty home furnishing retailer with quality products at affordable price points. Given this confidence, our board has authorized a new share repurchase plan as we look to further drive shareholder value in 2022.”

Holiday 2021 Comparable Sales Results

Comparable sales for the fiscal fourth quarter through December 2021 decreased 6.4% compared to the same prior-year period. This includes a 9.5% comparable sales decrease for November 2021 and a 3.3% decrease for December 2021, both compared to the same prior-year period.

New Share Repurchase Authorization

Kirkland’s announced that its board of directors has authorized a new share repurchase plan providing for the purchase in the aggregate of $30 million of the Company’s outstanding common stock. Repurchases of shares will be made in accordance with applicable securities laws and may be made from time to time in the open market or by negotiated transactions. The amount and timing of repurchases will be based on a variety of factors, including stock price, regulatory limitations and other market and economic factors. The share repurchase plan does not require the Company to repurchase any specific number of shares, and the Company may terminate the repurchase plan at any time.

Fourth Quarter and Fiscal Year 2021 Outlook

The Company continues to expect a mid-to-high-single-digit same-store sales decrease for the fourth quarter of fiscal 2021 and a mid-single digit same-store sales increase for fiscal 2021. With the expected sales decline and freight impact, the Company continues to anticipate earnings in the fourth quarter to be lower than the prior-year period, while still expecting year-over-year earnings growth of approximately 50% for fiscal 2021.

About Kirkland’s, Inc.

Kirkland’s, Inc. is a specialty retailer of home décor in the United States, currently operating 367 stores in 35 states as well as an e-commerce website, www.kirklands.com. The Company’s stores present a curated selection of distinctive merchandise, including holiday décor, furniture, textiles, wall décor, decorative accessories, art, mirrors, fragrances, and other home decorating items. The Company’s stores offer an extensive assortment of holiday merchandise during seasonal periods. The Company provides its customers an engaging shopping experience characterized by affordable home décor and inspirational design ideas. This combination of quality and stylish merchandise, value pricing and a stimulating online and store experience allows customers to furnish their home on a budget. More information can be found at www.kirklands.com.

Forward-Looking Statements

Except for historical information contained herein, the statements in this release, including all statements related to future initiatives, financial goals and expectations or beliefs regarding any future period, are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s quarterly financial and accounting procedures. Forward-looking statements involve known and unknown risks and uncertainties, which may cause

Kirkland’s actual results to differ materially from forecasted results. Those risks and uncertainties include, among other things, risks associated with the Company’s progress and anticipated progress towards its long-term objective and the success of its plans in response to the novel coronavirus (“COVID-19”) pandemic, the spread of COVID-19 and its impact on the Company’s revenues and supply chain, risks associated with COVID-19 and the governments responses to it, the impact of store closures, the effectiveness of the Company’s marketing campaigns, risks related to changes in U.S. policy related to imported merchandise, particularly with regard to the impact of tariffs on goods imported from China and strategies undertaken to mitigate such impact, the Company’s ability to retain its senior management team, continued volatility in the price of the Company’s common stock, the competitive environment in the home décor industry in general and in Kirkland’s specific market areas, inflation, fluctuations in cost and availability of inventory, interruptions in supply chain and distribution systems, including our e-commerce systems and channels, the ability to control employment and other operating costs, availability of suitable retail locations and other growth opportunities, disruptions in information technology systems including the potential for security breaches of Kirkland’s or its customers’ information, seasonal fluctuations in consumer spending, and economic conditions in general. Those and other risks are more fully described in Kirkland’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on March 26, 2021 and subsequent reports. Forward-looking statements included in this release are made as of the date of this release. Any changes in assumptions or factors on which such statements are based could produce materially different results. Kirkland’s disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.